PROSPECTUS

                                7,671,102 Shares

                             AVAX TECHNOLOGIES, INC.
                                  Common Stock

      The selling stockholders listed on pages 9 and 10 of this prospectus may sell up to 7,671,102 shares of our common stock. At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock may be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. Our common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "AVXT." The last reported sale price of our common stock on the Nasdaq SmallCap Market on May 9, 2000, was $9.75 per share.

                                   ----------

      Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors referred to on page 6 of this prospectus.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities regulator has approved or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

                   The date of this prospectus is May 10, 2000

                             ----------------------

                                TABLE OF CONTENTS

                             ----------------------

                                                                            Page
                                                                            ----

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS....................3

PROSPECTUS SUMMARY............................................................4

RISK FACTORS..................................................................6

AVAILABLE INFORMATION.........................................................6

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.............................6

USE OF PROCEEDS...............................................................7

SELLING STOCKHOLDERS..........................................................7

PLAN OF DISTRIBUTION.........................................................11

LEGAL COUNSEL................................................................11

EXPERTS......................................................................12

                              --------------------

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, the information and representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale made using this prospectus will create any implication that the information contained in this prospectus is correct as of any time after its date.

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

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      In this prospectus, we make statements that plan for or anticipate the future. These forward-looking statements include statements about the future of biotechnology products and the biopharmaceutical industry, statements about our future business plans and strategies and other statements that are not historical in nature. These forward-looking statements are based on our current expectations. You will find many of these statements in the following sections:

      o     "Prospectus Summary" on page 4;

      o     "Risk Factors" on page 6; and

      o     "Incorporation of Certain Information by Reference" on page 6.

      Forward-looking statements may be identified by words or phrases such as "believe," "expect," "anticipate," "should," "planned," "may," "estimated" and "potential." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, we have listed below a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. These factors might include:

      o Uncertainty about whether our AC Vaccine(TM) technology can be developed to produce safe, effective and commercially viable products.

      o Uncertainty about whether our products will successfully complete the long, complex and expensive clinical trial and regulatory approval process for approval of new drugs in the U. S.

      o The expenses, delays, uncertainties and complications typically encountered by development stage biopharmaceutical businesses, many of which are beyond our control.

      o Our need to expand our limited manufacturing facilities or depend on third parties to manufacture and distribute our products.

      o Our financial and development obligations and our responsibility to meet requisite research funding levels under our license and research agreements in order to protect our rights to our products and technologies.

      o Our difficulty or inability to obtain or defend our patents, or operate without infringing upon the rights of others.

      o Our difficulty or inability to compete with other companies, research institutes, hospitals and universities that are developing and producing products and technologies similar to ours.

      o Our history of operating losses, our increasing cash requirements, our need to raise more money before the end of 2001, and the uncertainty of our future profitability.

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                               PROSPECTUS SUMMARY

      This is a summary of our business and this offering. You should read carefully this entire prospectus and the documents to which we have referred you before you make a decision about buying our common stock.

                                  Our Business

      We are a development stage biopharmaceutical company engaged in the development and potential commercialization of products and technologies for the treatment of cancer and other life-threatening diseases. In 1995, we identified research being conducted by Dr. David Berd, an oncologist and professor at Thomas Jefferson University in Philadelphia, and licensed the rights and the patents related to Dr. Berd's research. Since then, we have licensed other patents and medical technologies (products and processes) developed elsewhere, just as we did with Dr. Berd's research. We recently initiated our own research to supplement that being done through research agreements with several universities. We are a typical development stage biotech company in that we are not currently generating any revenue from our proposed products, and we have not yet made a profit.

      We are primarily focusing our efforts on the development of immunotherapies for the treatment of cancer. The National Cancer Institute estimates that approximately 8.4 million people living in the U.S. have a history of cancer. Throughout the past decade, approximately 13 million new cancer cases were diagnosed. The National Institutes of Health estimates that the overall annual cost to the health care system of treating those patients was approximately $107 billion. The incidence of cancer continues to increase. About 1,220,100 new cancer cases are expected to be diagnosed in 2000. Cancer is the second leading cause of death in the U.S., exceeded only by heart disease, and we are aware of estimates that deaths from cancer will surpass cardiovascular mortality worldwide early in the 21st Century. Although, many different types of drugs are used to treat a variety of cancers, no one drug has been found to be a cure for the disease. Given the need for new effective treatments for cancer, a drug which may effectively treat cancer could have a large market potential. Surgery, in many cases is the first treatment performed on cancer patients, and if a treatment following surgery were to prove broadly applicable and safe, its market potential could be significant. In addition, such a treatment would enable the health care system to realize significant overall cost savings due to a reduction in the number of cases of recurrent disease requiring hospitalization and ongoing clinical and home care.

      Historically, chemotherapies have been the only accepted post-surgical treatment for cancer. Chemotherapy is the prevention or treatment of disease by administering chemicals or drugs. Alternatively, immunotherapy, which is a rapidly expanding segment of cancer therapy research, is the treatment of disease or infection by stimulating the body's immune system through a process of immunization. When a person is immunized for a particular disease or infection, that person is injected with portions of or all of the disease agent itself, which stimulates the body's immune system to fight the foreign agent. In this way, he or she builds up an immunity to the disease or infection. Immunotherapies that are being developed to treat cancer are intended to act in the same way.

      A cancer cell, in the most simple terms, is an abnormal cell that the body itself produces. Cancer is characterized by the uncontrolled growth and spread of these abnormal cells, that escape from the control of the body's immune system. Because your body itself produces these abnormal cells, your immune system does not recognize the cancer cells as foreign, and therefore, scientists believe, does not respond by attacking and destroying the abnormal cells. Cancer cells that escape an immune system attack can then spread throughout the body by a variety of means. Consequently, the cancer cells invade and destroy healthy tissue, which can ultimately lead to a person's death if untreated.

      Cancers, composed of either solid tumors or blood-borne cancerous cells, tend to spread over time to other tissues and organs in the body. Cancer may be diagnosed at any stage of the disease, from very early (best prognosis) to very late (worst prognosis). When cancer is detected early and has not yet spread to other organs and tissues, surgical removal of the tumor is often effective. While this treatment is effective in many types of cancers, in cases in which removal of the tumor is incomplete or in which the cancer has spread, the patient's prognosis is poor. Moreover, if the cancer is not discovered until cancer cells from the primary tumor have already entered the blood or lymphatic system and established new tumors at distant sites, the cells and the tumors they form are difficult to treat with current

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                                       4

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technology. Chemotherapy and radiation therapy have traditionally been the accepted methods of treatment in these cases. Current chemotherapy and radiation therapy are, however, rather crude treatments because they kill cells indiscriminately, destroying normal as well as cancerous cells, which leads to toxic side effects and thereby limits the usefulness of these therapies. Through our agreement with Thomas Jefferson University and Dr. Berd, we are researching and attempting to develop a safe, effective immunotherapy for the treatment of cancer.

      We were incorporated in the State of New York on January 12, 1990, under the name Nehoc, Inc. On May 29, 1992, we changed our name to Appex Technologies, Inc. On October 22, 1992, we merged into Walden Laboratories, Inc. ("Walden"), a Delaware corporation, which was incorporated on September 18, 1992. On December 27, 1995, Walden sold its former leading product under development, an over-the-counter nutritional dietary, medicinal or elixorative food supplement or drug and related patents and intellectual property to a subsidiary of Interneuron Pharmaceuticals, Inc. We changed our name from Walden Laboratories, Inc., to AVAX Technologies, Inc., effective March 26, 1996.

      Our principal executive office is located at 4520 Main Street, Suite 930, Kansas City, Missouri 64111. The telephone number at that address is (816) 960-1333.

      AC Vaccine(TM), M-Vax(TM) and O-Vax(TM) are three of our trademarks.

                                  The Offering

      The selling stockholders may sell their shares of common stock according to the plan of distribution described on page 11 of this prospectus. We will not receive any proceeds from the sale of these shares.

                                  Risk Factors

      Investing in our common stock involves a high degree of risk. Before you make a decision about investing in our common stock, you should carefully consider the risk factors contained in our annual report on Form 10-KSB for the year ended December 31, 1999, which is incorporated in this prospectus by reference, as well as the rest of the information contained in our annual report, and our other reports filed by us with the Securities and Exchange Commission.

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                                       5

                                  RISK FACTORS

      Investing in our common stock involves a high degree of risk. Before you make a decision about investing in our common stock, you should carefully consider the risk factors contained in our annual report on Form 10-KSB for the year ended December 31, 1999, which is incorporated in this prospectus by reference, as well as the rest of the information contained in our annual report, and our other reports filed by us with the Securities and Exchange Commission. A copy of our Form 10-KSB, as amended, will be provided to any person receiving a copy of this prospectus upon written or oral request to us as set forth under the heading "Incorporation of Certain Information by Reference" below.

                              AVAILABLE INFORMATION

      We are a "reporting company" as that term is used in the Securities Exchange Act of 1934. As a reporting company, we are required to file reports, proxy statements and other information with the Securities and Exchange Commission, including the information listed below. You may read and copy any of the reports, proxy statements and other information that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the Securities and Exchange Commission. The address of that site is (http://www.sec.gov). Our Web site is (www.avax-tech.com).

      This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933. You may want to refer directly to the registration statement for more information about us and our common stock. You may want to review a copy of any contract or document filed as an exhibit to the registration statement. We are a "small business issuer" as that term is defined in Rule 405 under the Securities Act of 1933.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents, all of which have been previously filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, are incorporated by reference into this prospectus:

1. The description of our common stock contained in our registration statement on Form 8-A;
2.    Our Annual Report on Form 10-KSB for the year ended December 31, 1999; and
3. Our report on Form 8-K, as filed with the Securities and Exchange Commission on March 23, 2000.

      All documents subsequently filed by us in compliance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering are incorporated by reference into this prospectus.

      We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any of the information that is incorporated by reference in this prospectus (including exhibits that are specifically incorporated by reference in that information). Any request should be directed to: Investor Relations, AVAX Technologies, Inc., 4520 Main Street, Suite 930, Kansas City, MO 64111, telephone (816) 960-1333.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of shares by the selling stockholders. All proceeds from the resale of those shares will go to the selling stockholders. See "Selling Stockholders" below and "Plan of Distribution" on page 11 of this prospectus.

      We will receive proceeds from any exercise of the warrants issued in connection with the private placement of our common stock completed on March 10, 2000, and from any exercise of warrants issued in connection with the private placement of our Series C preferred stock. If the warrants are exercised, we intend to use the proceeds for general working capital purposes. Proceeds, if any, from the exercise for cash of all the warrants would be approximately $9,929,994. We cannot predict whether any of the warrants will be exercised.

                              SELLING STOCKHOLDERS

      In 1996 we issued an aggregate of 258,198 shares of our Series B preferred stock in two private placement transactions. As of the date of this prospectus, we have a continuing contractual obligation to include in the registration statement of which this prospectus forms a part a total of 526,560 shares of our common stock that were acquired upon the conversion of shares of our Series B preferred stock by two related selling stockholders.

      On March 1, 1999 we issued an aggregate of 101,300 shares of our Series C preferred stock in a private placement to certain of the selling stockholders listed below. The 101,300 shares of our Series C preferred stock are convertible into approximately 3,116,923 shares of our common stock, which shares of common stock are covered by this prospectus. In connection with this second private placement, we also issued five-year warrants to purchase an aggregate of up to approximately 623,385 shares of our common stock, which are also covered by this prospectus. As of the date of this prospectus, no warrants have been exercised.

      In connection with services rendered by Paramount Capital, Inc. in identifying and introducing us to certain investors in the Series C preferred stock offering, we paid to Paramount cash commissions of approximately $709,100 and issued an option to acquire approximately 187,014 shares of our common stock at an exercise price of $3.58 per share, exercisable until March 1, 2004. Paramount also received warrants to purchase 37,400 shares of our common stock, of which 18,700 are exercisable at $4.00 per share and the remaining 18,700 are exercisable at $4.50 per share. The warrants are exercisable until March 1, 2004. Paramount subsequently transferred the options and warrants to certain of the selling stockholders. The 224,414 shares of common stock subject to the option and the warrants held by those transferees are covered by this prospectus.

      On March 10, 2000, we issued an aggregate of 2,259,494 shares of our common stock in a private placement to certain of the selling stockholders listed below, which shares of common stock are covered by this prospectus. We also issued five-year warrants to purchase an aggregate of up to 225,952 additional shares of our common stock, which are also covered by this prospectus. As of the date of this prospectus, no warrants have been exercised.

      In connection with services rendered by Gruntal & Co., L.L.C. in identifying and introducing us to certain investors in the common stock offering, we paid to Gruntal a cash commission of approximately $746,949 and issued warrants to purchase 83,927 shares of our common stock at an exercise price of $11.125 per share, exercisable until March 10, 2005. The shares of common stock subject to those warrants are covered by this prospectus. Previously, upon entering into our engagement letter with Gruntal dated December 6, 1999, we issued to Gruntal warrants to purchase 150,000 shares of our common stock at an exercise price of $5.09 per share, exercisable until December 15, 2004, which shares are also covered by this prospectus.

      In addition, pursuant to certain provisions of a letter agreement between us and Paramount, dated January 29, 1999, entered into in connection with the Series C preferred stock offering, we paid to Paramount a cash finder's fee of approximately $140,000 in connection with the March 2000, private placement of our common stock, due to the participation in this financing of certain investors previously introduced to us by Paramount. We also issued to Paramount warrants to purchase 10,787 shares of the our common stock at an exercise price of $11.125 per share, exercisable until March 10, 2005. Paramount subsequently transferred the warrants to certain of the selling stockholders. The 10,787 shares of common stock subject to the warrants held by those transferees are covered by this prospectus.

      We also issued to Mr. Roberto Marziale warrants to purchase 124,045 shares of our common stock at an exercise price of $11.125 per share, which are exercisable until March 10, 2005, as a finder's fee in connection with the private placement of our common stock for his services in introducing us to certain of the selling stockholders. Mr. Marziale subsequently transferred the warrants to his company, Sagres Group Ltd. The 124,045 shares of common stock subject to the warrants held by Sagres Group Ltd. are covered by this prospectus.

      The following table sets forth certain information with respect to the ownership of common stock by the selling stockholders as of April 10, 2000, and the shares offered in this prospectus by the selling stockholders.

                                                                        Shares      Percentage
                                            Shares                      Owned         Owned
                                          Currently    Amount to        after         after
Selling Stockholder                         Owned      be Offered      Offering      Offering
                                          ---------    ----------      --------     ----------
Afax Group Inc.(1)                           98,877        98,877             0             0

Bank Julius Baer(1)                           5,500         5,500             0             0

Biocapital Investments Limited
Partnership(1)                              197,753       197,753             0             0

C. Blair Parners, L.P.(1)                     6,188         6,188             0             0

C. Blair Partners II, L. P.(1)               43,792        43,792             0             0

C. Blair Fund, Ltd.(1)                       16,020        16,020             0             0

Centenary Investments, L.P.(2)               73,844        73,844             0             0

Daniel J. Schwinn(1)                         49,424        49,424             0             0

Digerati Partners, L.P.(1)                   98,890        98,890             0             0

Essex Woodlands Health Ventures
Fund IV, L.P.(1), (2), (3)                1,945,029     1,945,029             0             0

Fidurhone S.A.(1)                            22,000        22,000             0             0

Gesico International SA(1)                  197,753       197,753             0             0

Giano Capital Limited(1)                    355,956       355,956             0             0

Giano Capital US Dollars Limited(1)         187,865       187,865             0             0

Gruntal & Co., L.L.C.(4)                    233,927       233,927             0             0

Hentsh Henchoz & Cie(1)                      22,000        22,000             0             0

Heptagon Investments LTD(2)                  36,921        36,921             0             0

Investissements 90 S.A.(2)                   36,921        36,921             0             0

Scott Katzmann(5)                            52,443        19,384        33,059             *

Donald R. Kendall, Jr.(2)                    18,460        18,460             0             0

Keys Foundation(2)                          184,614       184,614             0             0

John Knox(5)                                  2,286         1,036         1,250             *

Martin Kratchman(5)                          69,424         5,907        63,517             *

Maidenhair Investments N.V.(1)                9,888         9,888             0             0

Maribel Limited(2)                           36,921        36,921             0             0

Tim McInerney(5), (7)                       197,648       129,093        68,555             *

The Medical Fund(1)                          55,000        55,000             0             0

Pequot Scout Fund, L.P.(1)                  296,629       296,629             0             0

Petrus Fund, L.P.(1), (2)                   867,576       837,337        30,239             *

                                                                        Shares      Percentage
                                            Shares                      Owned         Owned
                                          Currently    Amount to        after         after
Selling Stockholder                         Owned      be Offered      Offering      Offering
                                          ---------    ----------      --------     ----------

PKB Privatbank AG, Lugano(1)                108,764       108,764             0             0

John Poppadimitropo(5)                        1,036         1,036             0             0

Precept Capital(1)                          110,000       110,000             0             0

Quota Fund NV(1)                            108,764       108,764             0             0

Joseph P. Riccardo(2)                        51,690        51,690             0             0

Lindsey A. Rosenwald, M.D.(6), (7)          919,981       401,017       518,964           2.2%

Wayne L. Rubin(5)                            79,677         8,293        71,384             *

Sagres Group LTD.(2), (5), (8)              873,945       389,889       484,056           2.1%

Samorag AG(1)                               296,629       296,629             0             0

Sextant Avax, LLC(2)                        119,999       119,999             0             0

J.F. Shea & Co.(2)                          221,537       221,537             0             0

David M. Steinberg(2)                         2,460         2,460             0             0

The Aries Domestic Fund, L.P.(9)            225,839       175,218        50,621             *

The Aries Fund, A Cayman Island
Trust(9)                                    557,117       351,342       205,775             *

The 1992 Houston Partnership, L.P.(2)        49,964        36,921        13,043             *

TIS Prager(2)                                64,614        64,614             0             0
                                          ---------     ---------     ---------     ---------

TOTAL                                     9,211,565     7,671,102     1,540,463           6.6%

----------
*     Represents less than 1.0 %.

(1) Includes shares of common stock owned and shares of common stock issuable upon the exercise of the warrants issued in connection with the March 2000, private placement of common stock.

(2) Includes shares of common stock issued or issuable upon conversion of the Series C preferred stock and shares of common stock issuable upon the exercise of the warrants issued in connection with the private placement of the Series C preferred stock.

(3) Excludes 4,938 shares of common stock issuable upon exercise of certain options granted to James L. Currie in his capacity as a director of our company.

(4) Includes shares of common stock issuable upon exercise of warrants issued to Gruntal & Co., L.L.C. for placement agent services in connection with the private placement of common stock.

(5) Includes shares of common stock issuable upon exercise of certain options and warrants issued to Paramount Capital, Inc. for investment banking services in connection with the Series C Preferred Stock private placement, that were subsequently transferred by Paramount to certain of the selling stockholders, and upon conversion of shares of Series C preferred stock held by those selling stockholders.

(6) Excludes 199,314 shares of common stock owned by Dr. Rosenwald's wife and trusts in favor of his minor children, and shares of common stock owned by The Aries Fund, A Cayman Island Trust and The Aries Domestic Fund, L.P., two private investment funds that are managed by a company of which Dr. Rosenwald is President. The two Aries funds are also selling stockholders, as listed below.

(7) Includes shares of common stock issuable upon exercise of warrants issued to Paramount Capital, Inc. for investment banking services in connection with the March 2000, private placement of common stock, that were subsequently transferred by Paramount to certain of the selling stockholders.

(8) Includes shares of common stock issuable upon exercise of warrants issued to Mr. Roberto Marziale as a finder's fee in connection with the private placement of common stock, that were subsequently transferred by Mr. Marziale to his company, Sagres Group Ltd.

(9) Includes shares of common stock owned and shares of common stock issuable upon the exercise of the warrants issued in connection with the private placement of the Series B preferred stock.

                              PLAN OF DISTRIBUTION

      We have registered the 7,671,102 shares of our common stock offered in this prospectus on behalf of the selling stockholders. We will pay all expenses of this registration, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. The selling stockholders are responsible for paying any commissions, discounts, or other brokerage fees incurred in connection with their sale of any of the shares.

      At any time, without notifying us, the selling stockholders can sell all or a portion of the common stock offered in this prospectus. The selling stockholders can sell the common stock to buyers directly or through underwriters, brokers, dealers or agents. The sale price for the common stock will be either a price negotiated between the selling stockholder and the buyer, or the prevailing market price of the common stock at the time of the sale. The common stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "AVXT."

      We will not receive any proceeds from the sale of shares by the selling stockholders. Under the terms of the private placements, we have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement of a material fact in the registration statement, of which this prospectus is a part, or for any omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act of 1933.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      Under the rules of the Securities and Exchange Commission, any person engaged in the distribution or the resale of our common stock may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the beginning of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We have notified the selling stockholders they should not begin any distribution of common stock unless they have stopped purchasing and bidding for common stock in the open market as provided in applicable securities regulations, including, without limitation, Regulation M.

      We have informed the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the sales of their shares. We have advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the common stock.

                                  LEGAL COUNSEL

      The validity of the securities being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri, our counsel.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


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